Exhibit 21.1
SUBSIDIARIES OF MITCHAM INDUSTRIES, INC.
The following entities are directly or indirectly wholly-owned subsidiaries of Mitcham Industries, Inc.:

Name of Entity	State or Country of Organization
Mitcham Canada Ltd.	Alberta, Canada

Absolute Equipment Solutions, Inc.	Albert, Canada

Seismic Asia Pacific Pty Ltd.	Australia

Seamap International Holdings Pte Ltd.	Singapore

Seamap Inc.	Texas

Seamap (UK) Ltd.	United Kingdom

Seamap Pte. Ltd.	Singapore

Mitcham Seismic Eurasia LLC	Russia

Mongo Ltd.	Cyprus

Drilling Services, Inc.	Delaware